AXA EQUITABLE

GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

GROUP ANNUITY CONTRACT NO. **[12345]**

ISSUE DATE: **[January 1, 2009]**

CONTRACT HOLDER: **[ABC COMPANY]**

This Group Annuity Contract is issued in consideration of payment of the Contributions.

The terms of this Group Annuity Contract, which consists of the following pages, including the Application are agreed to by the Contract Holder and AXA Equitable Life Insurance Company ("AXA Equitable").

In this Contract "we", "our" and "us" mean AXA Equitable.

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company
[1290 Avenue of Americas, N.Y. N.Y. 10104]

[
Christopher M. Condron
Chairman and Chief Executive Officer

Karen Field Hazin, Vice President,
Secretary and Associate General Counsel]

THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE.

THE INTEREST RATE IS GUARANTEED WITH RESPECT TO THE PORTION OF THE ANNUITY ACOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION.

FIXED AND VARIABLE ANNUITY BENEFITS- NON-PARTICIPATING

TABLE OF CONTENTS

TABLE OF CONTENTS (continued)

PART I – DEFINITIONS

SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means with respect to each Participant the sum of the amounts held for the benefit of the Participant in the Investment Options, including any amount in the Loan Reserve Account. The Annuity Account Value at any time may be reduced by the amount of any forfeiture, if applicable, as described in the section "Forfeitures/Forfeiture Account".

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us pursuant to Part VII of this Contract.

SECTION 1.05-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Maturity Date to calculate the amount of variable annuity payout.

SECTION 1.06-APPLICATION

"Application" means the Application for the Group Annuity Contract or participation in this Group Annuity Contract by the Employer and accepted by us.

SECTION 1.07-BENEFICIARY

"Beneficiary" means the person designated by the Participant under the Plan to receive the death benefit.

SECTION 1.08-BUSINESS DAY

"Business Day" means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state in writing to the Participant

SECTION 1.09-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for the Participant, less any charge that applies and less the amount of the entire unpaid balance of any loan, including interest due but not paid.

SECTION 1.10-CERTIFICATE

"Certificate" means the document issued to each Participant as evidence of the Participant's enrollment under this Contract. The Certificate is intended to qualify as an annuity contract that meets the requirements of Section 403(b) of the Code, and is intended to be purchased in connection with an employer's plan under Section 403(b) of the Code. The TSA Certificate is intended to be a 403(b) Contract as defined below.

SECTION 1.11-CODE

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax Regulations.

SECTION 1.12-CONTRACT

"Contract" means the Group Annuity Contract and Application between the Contract Holder, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.13-CONTRACT DATE

"Contract Date" means the date following our acceptance of an Application with respect to a Plan.

SECTION 1.14-CONTRACT HOLDER

"Contract Holder" means the person or entity as set forth on the cover page of this Contract.

SECTION 1.15-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve-month period starting on (i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.16-CONTRIBUTION

Contribution" means a payment made to us on the behalf of the Participant with respect to a Contract purchased for the Participant under the Plan.

SECTION 1.17-ELECTIVE DEFERRAL CONTRIBUTIONS

"Elective Deferral Contributions," means "Salary Reduction" Contributions under Section 402(g) of the Code, and also includes "Roth Elective Deferral Contributions" or "Roth Salary Reduction Contributions" which are designated Roth Contributions under Section 402(g) and 402A of the Code, any of which may be made under the Plan and forwarded to us by the Employer or the Employer's Designee.

SECTION 1.18-EMPLOYER

"Employer" means the entity which sponsors a 403(b) plan and that makes Contributions on the Participant's behalf to purchase this Contract. An Employer must be either: (i) an organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or (ii) a State, political subdivision of a State, or an agency or instrumentality of any one or more of the foregoing, in connection with services performed by an employee for an educational organization described in Section 170(b)(1)(A)(ii) of the Code.

SECTION 1.18A-EMPLOYER'S DESIGNEE

"Employer's Designee" includes any person(s) authorized and designated by the Employer to act on behalf of the Employer in the specified functions under the Plan, as communicated to us in documentation acceptable to us.

SECTION 1.19-ERISA

"ERISA" means Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.20-403(b) CONTRACT

"403(b) Contract" means a nontransferable annuity contract, as defined in Section 403(b)(1) of the Code, established for each plan participant by the employer sponsoring a 403(b) plan, or by each participant individually, which is issued by an insurance company qualified to issue annuity contracts in this State, and that includes payment in the form of an annuity, and which is intended to be purchased in connection with an employer's plan under Section 403(b) of the Code. The term "403(b) Contract" includes for this purpose an individual Certificate issued to a Participant under a group annuity contract.

SECTION 1.21-403(B) PLAN FUNDING VEHICLE.

"403(b) Plan Funding Vehicle" means any of the following: (i) 403(b) Contract, (ii) a custodial account under Section 403(b)(7) of the Code, or (iii) any other investment permitted under the Code as a funding vehicle for a 403(b) plan.

SECTION 1.22-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" means the Investment Option that pays interest at Guaranteed Interest Rates set by us from time to time.

SECTION 1.23-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.24-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option or Guaranteed Interest Option.

SECTION 1.25-MATURITY DATE

"Maturity Date" means the date on which the annuity payments described in Part VII are to commence. The Maturity Date is shown in the Data Pages and is based on the original Participant's date of birth.

SECTION 1.26-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under this Contract and for whom we maintain an Annuity Account Value.

SECTION 1.27-PARTICIPATION DATE

"Participation Date" means the earlier of (a) the Business Day on which we issue a Certificate to the Participant under this Contract and (b) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

The original Participation Date is the Business Day on which the Participant was enrolled under a Prior Contract/Certificate if applicable.

SECTION 1.28-PARTICIPATION YEAR

"Participation Year" means, with respect to the Participant, the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.29-PLAN

"Plan" means a plan established, maintained and qualified under Section 403(b) of the Code by an Employer for the purchase of annuity contracts under Section 403(b) of the Code for its employees.

SECTION 1.30-PLAN ADMINISTRATOR

"Plan Administrator" means the person designated as such, and as reported to us by the Employer.

SECTION 1.31-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.32-PRIOR CONTRACT

"Prior Contract" means a contract or certificate issued by us and from which the Employer and we, with the Participant's consent, if required, and if such contract or certificate is owned by the Participant, have agreed to transfer certain assets or liabilities associated with the Plan, if applicable, to this Contract.

SECTION 1.33-PROCESSING OFFICE

"Processing Office" means our administrative office or such other location as we may designate upon written notice to the Employer.

SECTION 1.34-PROCESSING DATE

"Processing Date," means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.35-REQUIRED MINIMUM DISTRIBUTION PAYMENTS

"Required Minimum Distribution Payments" means the payments from or with respect to this Contract that are required by Sections 403(b) and 401(a)(9) of the Code and which are described in the Section, "Required Minimum Distribution Rules."

SECTION 1.36-SEPARATE ACCOUNT

"Separate Account," means AXA Equitable 's Separate Account [A] and any Separate Accounts added to this Contract as described in Part II, A. A Separate Account may be divided into subdivisions.

SECTION 1.37-TRANSACTION DATE

"Transaction Date" means the Business Day we receive a Contribution or a transaction request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.38-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a subdivision of a Separate Account or a Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

PART II – INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY AND TYPES OF INVESTMENT OPTIONS

The Application sets forth the Investment Options available under this Contract as of the issue date.

The availability of Investment Options may be subject to the terms of the Plan, as reported to us by the Employer.

We reserve the right to add, change, limit or amend the Investment Options that an Employer may elect.

The Investment Options may consist of Investment Options that are classified as "Type A" or "Type B", or any other type that may be specified in the Application, as we designate in our discretion for purposes of the transfer rules described in the section "Transfer Rules". The Application indicates the classification as of the issue date of this Contract. If we add a new Investment Option we will include the Option type.

SECTION 2.02-GUARANTEED INTEREST OPTION-CONDITIONS

(a) Guaranteed Interest Option

Any amount held for the Participant in the Guaranteed Interest Option becomes part of our general assets, which support the guarantees of this Contract as well as other policies and contracts that we offer.

The amount held for each Participant in such Guaranteed Interest Option at any time with respect to this Contract is equal to the sum of: all amounts that have been allocated or transferred to such Guaranteed Interest Option, plus the amount of any interest credited, less all amounts that have been withdrawn (including charges) or transferred from such Option.

We will credit the amount held in the Guaranteed Interest Option with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the Guaranteed Interest Option.

We guarantee that any rate so determined will never be less than the minimum Guaranteed Interest Rate specified in the Application.

(b) Conditions

The Employer agrees:

(i) With respect to the investment option of the Plan that is funded under the Guaranteed Interest Option, to the extent that the Plan provides for allocations to, and transfers to and from the Guaranteed Interest Option, such allocations and transfers are to be made solely at the discretion of the individuals covered by the Plan. We are to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.

(ii) The Employer is to provide us with any amendment to the Plan or its investment policy, any communication to the Participants covered by the Plan concerning the Guaranteed Interest Option or the investment option of the Plan to which it relates, or any change in the manner in which the Plan is administered. Any such document is to be provided to us at least 60 days before its effective date.

We may also request, and the Employer will thereupon provide, any other information that we reasonably determine would bear upon the flow of funds to and from the Guaranteed Interest Option.

If the conditions stated in (i) and (ii) above are not complied with or, if the Employer fails to remit Contributions in accordance with Part III "Contributions, Allocations and Discontinuance" or if we determine and so notify the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the Guaranteed Interest Option, then we will have the right to:

1. decline further requests for transfers to or from the Guaranteed Interest Option; and/or

2. deem that a discontinuance of Contributions has occurred under the section, "Discontinuance of Contributions".

SECTION 2.03-SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain the Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to the type of investments that the Separate Account is permitted by law to make.

SECTION 2.04-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. If the Contract has Variable Investment Options, then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

The Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date);
(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);
(c) is the daily Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.05-CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the section "Availability and Types of Investment Options", we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

(a) to add Variable Investment Options to, or to remove Variable Investment Options from, the Separate Account(s), or to add other Separate Accounts;

(b) to combine any two or more Variable Investment Options or sub-funds thereof;

(c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from a Variable Investment Option to another Variable Investment Option;

(d) to operate any Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Separate Account.

(e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

(f) to deregister the Separate Account under the Investment Company Act of 1940;

(g) to restrict or eliminate any voting rights as to the Separate Account;

(h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

(i) to close an Investment Option to transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to

reallocate amounts arising from liquidation or maturity according to the Participant's allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.

A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

PART III – CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer makes Contributions to the Contract under the terms of the Plan.

We reserve the right not to accept any Contribution of less than [$20] for any one Participant unless a different amount is required by the Code. No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications. If we determine that an Applicable Tax Charge applies to Contributions, we reserve the right to reduce Contributions by the amount of any Applicable Tax Charge before Contributions are allocated among the Investment Options under the Contract.

If the Plan contains a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer or the Employer's Designee must identify, which Contributions, if any, are subject to the vesting schedule, unless otherwise agreed upon between the Employer and us. The Employer or the Employer's Designee must report any forfeiture to us as described in the section on "Forfeitures/Forfeiture Account".

A. *Contributions to be made by the Employer or Employer's Designee.*

The Employer or the Employer's Designee must remit all Contributions to this Contract unless they are direct transfer Contributions or rollover Contributions. Direct transfer or rollover Contributions may not be made to this Contract unless permitted by the Plan, and the Employer or the Employer's Designee documents approval in a manner acceptable to us. A "rollover contribution" is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). A "direct transfer" contribution is the transfer of amounts to this Contract directly from another contract exchanged under the same plan or a plan-to-plan transfer.

B. *Limits on Contributions; Corrections of excess Contributions.*

(a) Contributions to the Contract (other than any rollover or direct transfer Contributions which are permitted under the Plan) are limited. Annual additions to the Contract cannot exceed the applicable limitations of Section 415 of the Code.

(b) Salary Reduction Contributions are "Elective Deferral Contributions" and cannot exceed the elective deferral limitation under Section 402(g) of the Code that applies to the Contract and all other plans, contracts or arrangements with the Participant's Employer. If Elective Deferral Contributions made for the Participant for any calendar year exceed the permissible limitation for the Participant for the year, then the amount of the excess Elective Deferral Contributions and any allocable net income or loss will be distributed to the Participant by April 15 of the following calendar year or such later date that may be prescribed by the Code.

(c) Corrective distributions of amounts in excess of amounts permitted to be contributed to the Contract are subject to a Withdrawal Charge, unless otherwise specified in the Contract.

(d) If we are notified or we determine that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) separately account for such Contributions and any allocable net income in a nonqualified deferred annuity contract or other permissible contractual arrangement for the exclusive benefit of the Participant and the Participant's beneficiaries.

(e) We are not responsible for determining the permissible amount of Salary Reduction Contributions or any other Contributions which may be made under the Plan for the Participant. We will make corrective distributions or separate allocations of amounts reported to us as being excess Contributions if reported in a manner acceptable to us by the Employer or the Employer's Designee.

C. *Sources or Types of Contributions to the Contract.*

Before making Contributions to the Contract the Employer or the Employer's Designee will report in a manner acceptable to us the types or sources of Contributions it may make or permit to be made to the Contract under the Plan. We do not accept any Contributions unless we have documentation acceptable to us that such Contribution is permitted under the Plan.

Unless otherwise reported to us by the Employer regarding the terms of the Plan, and unless otherwise indicated in this Section, Contributions to this Contract may be made from the following sources or types of Contributions, and any other source or type of Contribution permissible under the Code.

(1) Contributions remitted by the Employer or the Employer's Designee:

(a) Salary Reduction Contributions made on a pre-tax basis, including "catch-up" contributions under Sections 402(g) or 414 of the Code;

(b) Salary Reduction Contributions which are designated Roth contributions under Section 402A of the Code, including "catch-up" contributions under Sections 402(g) or 414 of the Code;

(c) Employer matching contributions under Section 401(m) of the Code;

(d) Employer non-matching contributions under Section 415 of the Code; and

(e) Non-Roth employee after-tax contributions under Section 415 of the Code.

(f) If Roth Elective Deferral Contributions are made, as reported to us by the Employer or the Employer's Designee, we will maintain a Roth Elective Deferral Contribution separate account under this 403(b) Contract. Income, gains, losses, and any other amounts credited or charged under this 403(b) Contract will be separately allocated to the Roth Elective Deferral Contribution separate account on a reasonable and consistent basis. Employer Contributions may not be allocated to the Roth Elective Deferral Contribution separate account. The separate accounting requirement will apply from the time any Roth Elective Deferral Contribution is made and ends only when all amounts in the Roth Elective Deferral Contribution separate account are completely distributed in accordance with the terms of this 403(b) Contract.

(2) Contributions not remitted by the Employer or the Employer's Designee:

(a) Direct transfer Contributions that are contract exchanges under the same plan;

(b) Plan-to-plan direct transfer Contributions; and

(c) Rollover Contributions from another eligible retirement plan.

(d) In the case of direct transfer Contributions, we must receive documentation acceptable to us of the source or type of separately accounted for amounts directly transferred to this Contract. In the case of rollover Contributions, we must receive documentation as to the amounts, if any, of non-Roth after-tax employee contributions and designated Roth contributions rolled over to this Contract.

A direct transfer Contribution is a direct transfer of funds from another 403(b) plan or another 403(b) Plan Funding Vehicle under the same plan ("Transferred Funds"). If the Participant makes a direct transfer Contribution, the Participant must inform us at the time of making the Contribution the portion, if any, of the Transferred Funds that is (a) exempt from restrictions on distribution described in the Section, "Restrictions on Withdrawals, Distributions and Other Payments" and (b) eligible for delayed distribution as described in the Section, "Required Minimum Distribution Rules". If the Participant does not tell us, then we will treat all Transferred Funds as being subject to the applicable

withdrawal, distribution and payment restrictions and minimum distribution requirements of the Code.

We will also accept any other type of contribution to a 403(b) plan permitted under the Code to which the Employer and we agree.

The Employer or the Employer's Designee must indicate the source or type of the Contribution to this Contract at the time the Contribution is made. We will separately account for the different types of Contribution sources, so that the restrictions on distribution described in the Section "Restrictions on Withdrawals, Distributions and Other Payments" apply separately to different types of Contributions as required or permitted by law.

We are not responsible for determining whether the Employer or the Employer's Designee has correctly characterized any type of Contribution. If the Employer or the Employer's Designee fails to indicate the source or type of the Contribution, we will treat the Contribution as being subject to the restrictions on distribution described in the Section "Restrictions on Withdrawals, Distributions and Other Payments" until the Participant is severed from employment with the Employer.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the section "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by the Employer or Participant.

SECTION 3.03-DISCONTINUANCE OF CONTRIBUTIONS

The Employer can discontinue Contributions under this Contract at any time.

We can discontinue Contributions under this Contract as provided in the section "Guaranteed Interest Option-Conditions" or upon a material breach by the Employer of the terms and conditions of this Contract. If Contributions are discontinued, all terms and conditions of this Contract continue to apply to amounts held under this Contract, but no additional Contributions can be made.

PART IV – TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

Unless the Employer otherwise instructs us, the Participant may submit directly to us a request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests are subject to a minimum amount of [$300]. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section "Transfer Rules" and to our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 4.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements or other notifications, as mailed to the Employer's last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that the Participant used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

If the Employer has elected to have any Type B Investment Option available to the Participant, as described in the section "Types of Investment Options", whether or not the Participant has amounts in any such Investment Options, then the following applies unless otherwise specified in the Application:

The maximum amount that the Participant may transfer from the Guaranteed Interest Option to a Variable Investment Option in any Participation Year is as follows:

(a) A percentage, as stated in the Application, of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year, or if greater,

(b) The total of all amounts transferred at the Participant's request from the Guaranteed Interest Option to a Variable Investment Option in the prior Participation Year.

The percentage referred to in subsection (a) above may not be less than [5%] or more than [25%].

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer on the Participant's behalf) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the transfer period in which such allocation occurred will be an amount equal to the percentage determined in (a) above, but applied to the amount initially allocated to the Guaranteed Interest Option on the Participant's behalf.

We reserve the right to:

(1) limit transfers among or to the Variable Investment Options to no more than once every 30 days;

(2) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options;

(3) reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted;

(4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that the Participant has engaged in any such strategy;

(5) defer transfers for up to six months, as described in the section "Deferment";

(6) revise our transfer rules; and

(7) charge for any transfer made by the Participant between Investment Options, in any Participation Year, if the number of transactions exceed [12].

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance notice to the Employer.

PART V – DISTRIBUTIONS AND DEATH BENEFITS

SECTION 5.01-RESTRICTIONS ON WITHDRAWALS, DISTRIBUTIONS AND OTHER PAYMENTS

General.

No amount may be withdrawn, distributed or paid from this 403(b) Contract unless and until permitted under the Plan and the Code. We will not process withdrawals or other transactions unless we receive contemporaneous documentation acceptable to us that such transaction is permitted under the Plan.

If permitted by the Plan, and as reported to us by the Employer or the Employer's Designee, the Participant may choose the source of a transaction, that is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract.

Definitions used in this Section:

> *Salary Reduction Contribution Restricted Amounts.* The amounts described in this Section which are attributable to Salary Reduction Contributions (Elective Deferral Contributions) and which are subject to the restrictions described in Section 403(b)(11) of the Code and this Section (hereafter referred to as "Salary Reduction Contribution Restricted Amounts").
>
> *Grandfathered Salary Reduction Contribution Amount.* The amount of the Participant's December 31, 1988 account balance, if any. If this 403(b) Contract was issued after December 31, 1988, "Grandfathered Salary Reduction Contribution Amount" refers to the amount of the Participant's December 31, 1988 account balance, if any in a 403(b) Plan Funding Vehicle, provided in documentation acceptable to us on the direct transfer of such amount to this 403(b) Contract.

Restrictions on Amounts Attributable to Salary Reduction Contributions

The restrictions of this paragraph apply to these funds:

Any funds attributable to Contributions made pursuant to a salary reduction agreement with the Employer, including earnings on such Salary Reduction Contributions, less any "Grandfathered Salary Reduction Contribution Amount" as defined above in this Section.

Withdrawals, distributions or other payments of Salary Reduction Contribution Restricted Amounts may not be made until the Participant (i) reaches age 59 1/2, (ii) has a severance from employment with the Employer; (iii) dies; (iv) becomes "disabled" under Section 72(m)(7) of the Code; (v) suffers hardship under Section 403(b)(11) of the Code, or (vi) meets the conditions and limitations under any other circumstances permitted under Section 403(b)(11) of the Code. Withdrawals of Salary Reduction Contributions (but not any earnings credited thereon) may be made in the case of hardship. If the Participant requests a withdrawal of Salary Reduction Contribution Restricted Amounts on the grounds of disability or hardship the Participant must furnish to us proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

Restrictions on Amounts Attributable to Transfers from Custodial Accounts

All amounts in this 403(b) Contract attributable to Contributions directly transferred from a custodial account under section 403(b)(7) of the Code, or indirectly transferred from a custodial account (Contributions first directly transferred from a Section 403(b)(7) custodial account into a Section 403(b)(1) annuity contract and subsequently directly transferred into this 403(b) Contract) are treated like "Salary Reduction Contribution Restricted Amounts." Hardship withdrawals may be made only from Salary Reduction Contributions, and cannot be made from other Contributions or any credited earnings.

Other Restrictions on Distributions; Restrictions on Other Amounts

If this Contract is purchased pursuant to an ERISA Plan, the Section on "Special Annuity and Spousal Consent Rules" also applies to a request for any withdrawal, distribution, payment or transfer from this Contract.

The following restriction applies to Contracts issued after December 31, 2008, and to any amounts under the Contract which are neither attributable to (i) Salary Reduction Contributions nor (ii) non-Roth employee after-tax Contributions. In-service distributions prior to the Participant's severance from employment of any amounts in the preceding sentence may be made on the prior occurrence of a specified event, after a fixed number of years, the attainment of a stated age, or specified disability only if and as provided under the Plan. This restriction also applies to Contracts issued before December 31, 2008, where the Employer or Employer's Designee reports in a manner acceptable to us that amounts are restricted from distribution under the terms of the Plan.

Distributions that may be made from this 403(b) Contract

Distributions may be made from this 403(b) Contract when we receive documentation acceptable to us that the following distributions are permitted or required under the Plan or Code:

(1) This 403(b) Contract has been issued under an automatic enrollment provision in the Plan and the Participant request a distribution of the amounts under this Contract within 90 days of the first Contribution;

(2) A distribution must be made from the sources or types of Contribution in the amount necessary to correct any excess deferrals or other excess contributions as provided in the "Contributions" Section of this Contract;

(3) A distribution must be made pursuant to a qualified domestic relations order in accordance with Treasury Regulation §1.403(b)-10(c);

(4) The Participant is requesting a distribution from non-Roth after-tax employee Contributions separately accounted for;

(5) The Participant is requesting a distribution from rollover Contributions separately accounted for;

(6) The Plan is terminating under Treasury Regulation §1.403(b)-10(a) and requires distribution of all accumulated benefits under the Plan; or

(7) Any other distribution under the conditions permitted under the Code.

Transfers

If and as permitted both under the Plan and the recipient plan or 403(b) Funding Vehicle, the Participant may request us to directly transfer any amounts from this 403(b) Contract for the purposes of a contract exchange under the same Plan, a plan-to-plan direct transfer, or a transfer to purchase permissive service credit. We will not process transfers until we receive the documentation we require, which may include information that is required to be exchanged under an information sharing agreement. Withdrawal Charges or transaction charges described in the Section, "Withdrawal Charges" will be imposed on transfers. Transfers of Cash Value while the Participant has an outstanding loan are limited as described in the Section, "Loans."

SECTION 5.02-GENERAL WITHDRAWALS

All withdrawal requests will require the written authorization of the Participant's Employer or the Participant's Employer's Designee in a form acceptable to us, specifying the portion of the Participant's Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in the section "Restrictions on Withdrawals, Distributions and Other Payments."

Following receipt of written notice, we will pay or if requested, transfer or directly roll-over to another contract or custodial arrangement that meets the requirements of Section 403(b)(1), Section 403(b)(7), or such eligible qualified plan or arrangement as permitted by applicable law, the lesser of the Cash Value, less any funds restricted in accordance with the section "Restrictions on Withdrawals, Distributions and Other Payments", and the amount requested. This amount paid, transferred or directly rolled over, plus any applicable withdrawal charge in accordance with Part IX "Withdrawal Charges" will be withdrawn from the Investment Options. Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

If permitted by the Plan, and as reported to us by the Employer or the Employer's Designee, the Participant may choose the source of a transaction, that is, whether a withdrawal, transfer, loan or other distribution permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract.

We may decline to accept a request for a withdrawal of less than [$300], or where the withdrawal would violate the provisions of this Section or the Section "Spousal Annuity and Consent Rules". If a withdrawal made under this section would result in an Annuity Account Value of less than [$500], we will inform the Participant and we reserve the right to terminate the Participant's participation under the Contract in accordance with the section "Participant Accounts".

Prior to making any payment, we may request from the Employer or, the Employer's Designee such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal made by the Participant is necessary and proper under the terms of the Employer's Plan.

We will pay any amount payable under this subsection as the Employer or the Employer's Designee directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

SECTION 5.03-DIRECT ROLLOVER WITHDRAWALS

Unless otherwise instructed by the Employer or the Employer's Designee, any withdrawal request for a direct rollover from the Participant's account must be made through the Employer.

The Participant may elect to have all or any portion of the Participant's Cash Value paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b), 402(c) and 401(a)(31) of the Code. A surviving spouse beneficiary described in the "Beneficiary" Section of this Contract, may also elect a direct rollover of the Death Benefit described in the "Death Benefit" Section of this Contract.

In order to elect this option all of the following requirements must be met:

(a) The recipient of the distribution must be an eligible retirement plan maintained for the Participant's benefit (or for the benefit of the Participant's surviving spouse).

(b) The distribution must not include any after-tax contributions under this Contract except as otherwise permitted under the Code.

(c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. (See the Section, "Required Minimum Distribution Rules", below). We reserve the right to determine the amount of the Required Minimum Distribution. If the Participant has elected a payment option under Part VII of this Contract, "Annuity Benefits and Required Minimum Distributions", which is either a life contingent annuity or pays substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

Unless prohibited by the Plan, non-spousal death beneficiaries may directly roll over death benefits to a new inherited individual retirement arrangement as provided in the Code.

For purposes of Section 401(a)(31) of the Code, amounts in the Roth Elective Deferral Contribution account may be directly rolled over only to another plan maintaining a designated Roth contribution account or to a Roth IRA.

If the Plan permits contract terminations due to a small account balances, if the balance is more than $1,000 and the Participant does not elect to either (i) receive the distribution themselves, or (ii) specify an eligible retirement plan to receive the distribution in a direct rollover, then we will directly roll over the distribution to an individual retirement plan designated by the Employer or the Employer's Designee.

SECTION 5.04-DEATH BENEFIT

Payment of the death benefit is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code. See Section 7.06B, "Required Minimum Distribution Rules-Payments After the Participant's Death".

Upon our receipt of due proof of the Participant's death and any required instructions, information and forms necessary to effect the payment (the Transaction Date), we will pay to the Participant's Beneficiary the amount of the death benefit. We will pay the death benefit in the form elected by the Participant's Beneficiary and reported to us by the Employer or the Employer's Designee. Subject to the rules and laws then in effect, the Participant's Beneficiary may elect:

(a) to receive the death benefit in a single sum;

(b) to apply the death benefit to purchase an Annuity Benefit in a form that we currently offer;

(c) to apply the death benefit to provide any other form of benefit that we offer.

If the Participant so elects in writing any amount that would otherwise be payable to a Beneficiary in a single sum will be applied to provide an Annuity Benefit. Subject to our rules then in effect, such election may be changed during the Participant's lifetime. Any such change must be made in writing in a form acceptable to us. The Beneficiary cannot change the Participant's election. If at the Participant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either the Participant or the Participant's Beneficiary, we will pay the death benefit in a single sum.

The amount of the death benefit is equal to the greater of (i) the Annuity Account Value as of the Transaction Date less any unpaid loan balance including interest due but not paid, and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, withdrawal charges (if applicable), and less any unpaid loan balance including interest due but not paid.

Withdrawals will reduce the minimum death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the Participant's current Annuity Account Value that is being withdrawn and we reduce the Participant's current minimum death benefit by that same percentage. The amount of any death benefit payable may be reduced by the amount of any forfeiture that applies as reported by the Employer as described in the section "Forfeitures/Forfeiture Account".

The payment of the death benefit is subject to the requirements of ERISA, if applicable.

The death benefit will not be paid under this Section 5.04 if the "Beneficiary Continuation Option" under Section 5.05 is in effect.

Enhanced Death Benefit

If the Participant elects the Enhanced Death Benefit the following will apply to the amount of the death benefit instead of the amount of the death benefit described above. The amount of the death benefit will be equal to the greater of (i) the Annuity Account Value as of the Transaction Date less any outstanding loan and accrued loan interest, and (ii) the Enhanced Death Benefit as of the date of the Participant's death.

On the Participation Date, the Enhanced Death Benefit is equal to the initial Contribution. Thereafter, the Enhanced Death Benefit will be reset every [three] years on the Participation Date anniversary to the Annuity Account Value if greater than the previously established Enhanced Death Benefit (adjusted for Contributions and withdrawals), up to the date the Participant attains age [85]. Contributions will increase the Enhanced Death Benefit on a dollar-for-dollar basis. Withdrawals will reduce the Enhanced Death Benefit on a pro rata basis, in the same manner as for the minimum death benefit described above.

Once elected at the time of enrollment the Participant may not terminate the Enhanced Death Benefit. The charge for the Enhanced Death Benefit will be a percentage of the Annuity Account Value on the Participation Date anniversary, see the section "Charges Deducted From Annuity Account Value".

Beneficiary

Subject to the terms of the Plan, the Participant may name one or more persons to be the primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before the Participant. If the Participant has named two or more persons as the Beneficiary, the Beneficiary will be the named person or persons who survive the Participant and payments will be made to such persons in equal shares or to the survivor. Unless the Participant specifically elects in writing otherwise, we will treat each Beneficiary's share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation. The Participant's selection of a Beneficiary is subject to the requirements of ERISA, if applicable.

The Participant may change the Beneficiary during the Participant's lifetime and while coverage under this Contract is in force. Any such change must be made in writing in a form acceptable to us. A change will take effect as of the date the written form is executed, whether or not the Participant is living on the date of receipt at the Processing Office. We will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in the section "Beneficiary" for which there is no named Beneficiary living at the Participant's death will be payable in a single sum to the Participant's spouse, if any, or if there is no spouse, then to the Participant's children who survive the Participant, in equal shares, or, if there are no surviving children, then to the Participant's estate.

SECTION 5.05-BENEFICIARY CONTINUATION OPTION

Except as otherwise provided in this Section 5.05, this Section will apply only if the Participant dies before the Maturity Date, and the Beneficiary(ies) named under the "Beneficiary" Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and the non-individual Beneficiary's portion of the death benefit described in the "Death Benefit" Section of this Contract is payable to such non-individual Beneficiary.

This Section 5.05 applies to a non-individual Beneficiary only if it is a "see-through trust". A "see-through trust" is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine.

A trust with only individual beneficiaries may continue the Participant's interest under this Contract after the Participant's death if:

1. the trust is the only Beneficiary under this Contract;
2. all the beneficiaries of the trust are individuals; and
3. the trust qualifies as a designated beneficiary for purposes of the Required Minimum Distribution rules of the Code; and
4. the trust provides us the documentation that we require within the time period we require.

If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" Section of this Contract, and the "see-through trust" elects to continue the Contract, the oldest trust beneficiary is the "Continuation Beneficiary" and the individual whose life expectancy is used to measure payments required after the Participant's death as described in Section 7.06B, "Required Minimum Distribution Rules - Payments After the Participant's Death".

If this Section applies and there is more than one Beneficiary, the Participant's entire interest in the Participant's account under this Contract will be apportioned among the Participant's Beneficiaries as the Participant designates pursuant to the "Beneficiary" section of this Contract.

If the Beneficiary qualifies to continue the Participant's account under this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of the Participant's death and before any contrary election is made, that Beneficiary may continue the Participant's account under this Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest under this Contract is a "Continuation Beneficiary".

For any Beneficiary who does not timely elect to continue his or her portion of the interest in that Participant's account under this Contract, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" section of this Contract, in a lump sum.

The terms of the Beneficiary Continuation Option are as follows:

a. the Contract cannot be assigned and must continue in the Participant's name for the benefit of the Participant's Continuation Beneficiary.

b. as of the date we receive satisfactory proof of the Participant's death and all written documentation necessary to make a claim under the Contract, we will compare the Annuity Account Value and the minimum death benefit as of this date (the reset date, if applicable). If the Annuity Account Value is less than the minimum death benefit, we will reset the Annuity Account Value to equal such death benefit.

c. If there are multiple beneficiaries, the reset date will be the date on which we receive the documentation as described in subparagraph (b). Any Beneficiary subsequently electing a death benefit will receive the applicable payment amount.

d. The death benefit provision ends after the Beneficiary Continuation Option is elected.

e. Each Continuation Beneficiary will automatically become the Participant as defined in this Contract with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract. If the Participant has specifically elected under the "Beneficiary" section of this Contract that we not separately account for each Beneficiary's portion of the interest in the Participant's account under this Contract, the oldest Continuation Beneficiary will be the Participant for purposes of calculating the Required Minimum Distribution payments.

f. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract.

g. A Continuation Beneficiary cannot make any additional Contributions.

h. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under the Contract will be made in accordance with requirements of "Required Minimum Distribution Rules-Payments After the Participant's Death" described in Section 7.06B.

i. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue the Participant's account under this Contract are not subject to a withdrawal charge.

j. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of the Section, "Required Minimum Distribution Rules-Payments After the Participant's Death".

PART VI - PLAN LOANS

SECTION 6.01-LOANS

General.

If and as permitted by the Plan and prior to the Participant's Maturity Date, the Participant may make a request for a loan by completing a Loan Request Form.

The Participant's loan is subject to the terms of the Plan and the Code. Future restrictions in the Code may require changes in the terms and availability of loans.

A Plan loan will be available only from the vested portion of the Participant's account under this Contract. as reported to us by the Employer or the Employer's Designee.

We reserve the right not to permit a new loan if the Participant has previously defaulted on a loan and have not fully repaid the outstanding amount due.

A loan is effective on the date we specify and after we approve the Loan Request Form. The Participant's Loan Request Form together with the Participant's loan confirmation notice will be the Participant's loan agreement and will contain all the terms of the loan which apply, including the amount of the loan, interest rate and the repayment due dates.

The Participant may have only [one] outstanding loan at a time.

A. Loan Amount:

The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than [$1,000].

The loan amount requested cannot exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. The maximum loan amount is limited to the maximum amount aggregated for all plan loans which the Participant has outstanding under all qualified plans of the Participant's Employer and other 403(b) Plan Funding Vehicles under the Plan, as required by Section 72(p) of the Code.

The maximum loan amount the Participant is permitted under the Code may not be more than the lesser of (A) or (B) below:

(A) $50,000, less the highest outstanding balance of loans under any other 403(b) Plan Funding Vehicles or any other qualified plan that the Participant has with the Employer during the one-year period ending on the day before the Loan Effective Date, over the outstanding balance of loans under any 403(b) Plan Funding Vehicles or other qualified plan of the Employer on the Loan Effective Date.

(B) The greater of (i) one half the present value of the Participant's nonforfeitable accrued benefit under all of the 403(b) Plan Funding Vehicles or other qualified plans of the Employer or (ii) $10,000.

B. Loan Term:

The loan term will be for a maximum of five years. If the Participant states on the Loan Request Form that the purpose of the loan is to purchase the Participant's principal residence, the loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (i) the election and commencement of Annuity Benefits under the section "Commencement of Annuity Benefits", (ii) the date of termination pursuant to the section "Participant Accounts", and "Termination of the Contract" or (iii) the date a death benefit becomes payable under the Section "Death

Benefit", or (iv) any date we determine that the Code requires acceleration of the loan repayment so that the Federal income tax status of the Contract is not adversely affected.

C. Loan Reserve Account:

On the Loan Effective Date, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate.

The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus 2%, or such other percentage determined by us in accordance with our then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.

The Participant may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded. If permitted by the Plan, and as reported to us by the Employer or the Employer's Designee, the Participant may choose the source of a transaction, that is, whether a loan permitted under the Plan and this 403(b) Contract will be made from the Roth Elective Deferral Contribution separate account or from other accounts maintained under this Contract. In the absence of the Participant's direction, or if the Participant's directions cover only part of the amount required to be transferred to the Loan Reserve Account, we will transfer the required (or additional required) amounts from each Investment Option in proportion to the amount that the Participant has in such Investment Options.

The Participant may not make any withdrawals from any part of the Cash Value; or transfer amounts among Investment Options; or make any transfers from this Contract to another 403(b) plan or 403(b) Plan Funding Vehicle; or roll over amounts to another eligible retirement plan until after repayment of the Participant's loan then due, including interest due but not paid.

D. Loan Interest Rate:

(1) Under a 403(b) Plan not subject to ERISA, we will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

(2) Under a 403(b) Plan subject to ERISA, the applicable provisions of the Plan or the Employer or the Employer's Designee will determine the applicable interest rate at which interest on the loan will accrue daily, subject to any limitations imposed by law. The rate so determined will be a reasonable rate set in accordance with Department of Labor Regulations 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances. Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

E. Repayments:

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will apply payments first to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option and may be withdrawn (if otherwise permitted), transferred to another Investment Option, or applied to an Annuity Benefit.

F. Default:

By each repayment due date (or specified date thereafter according to our then current procedures) if the amount of the loan repayment is less than the amount due or the loan repayment is not received at our Processing Office, we will treat the loan as being in default. We will treat the entire unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for federal income tax purposes. We reserve the right to change our procedures at any time.

If the amount in the Loan Reserve Account is not subject to the restrictions described in the Section, "Restrictions on Withdrawals, Distributions, and Other Payments," on the Participant's default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due, plus any Withdrawal Charges that apply and any required tax withholding.

If the amount in the Loan Reserve Account is subject to the restrictions described the Section, "Restrictions on Withdrawals, Distributions, and Other Payments", on the Participant's default we will designate in the Loan Reserve Account an amount equal to the unpaid balance (interest and principal payments due) at the time of the default. When the Participant's Contract is no longer subject to the withdrawal restrictions of the Section, "Restrictions on Withdrawals, Distributions, and Other Payments" we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Participant reaches age 59 1/2 or we are notified in writing that another event has occurred which would permit Restricted Amounts to be paid. (Such an event includes a severance from employment with the Employer, disability or death.)

G. Changes:

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any applicable law or regulations that apply to this Contract.

PART VII ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

SECTION 7.01-FORMS OF DISTRIBUTION

The Participant may elect (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by us, subject to the terms of the Plan and the approval of the Employer.

SECTION 7.02-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least $2,000. The Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.02A-MATURITY DATE

The Maturity Date is shown in the Data Pages, but may changed by us in conformance with applicable law. The Maturity Date may not be earlier than 13 months following the Participation Date, unless otherwise provided in the Data Pages.

SECTION 7.03-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-10 Year Period Certain Annuity Form described below, unless another form may apply pursuant to the terms of the Plan, the requirements of ERISA or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the Participant dies before the 10-year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code. The Life 10 Year Period Certain Annuity Form is payable on a unisex basis.

SECTION 7.04-AMOUNT OF ANNUITY BENEFITS

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under the section "Applicable Tax Charges", that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any of our single consideration immediate annuity contracts offered at the time to the same class of Participants.

SECTION 7.05-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Employer on behalf of the Participant to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in the section "Annuity Benefit Forms" is elected. In that event, all references in this Contract to monthly payments will be deemed to mean payments at the frequency elected.

SECTION 7.06-REQUIRED MINIMUM DISTRIBUTIONS

This Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any payment, benefit, or distribution options available to the Participant under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distribution payments to be made during the Participant's lifetime. Subsection B below, describes the Required Minimum Distribution payments to be made after the Participant's death, if the Participant dies before the Participant's entire interest under this Contract is distributed to the Participant.

The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to the Participant's entire interest under this Contract, all as subject to these rules.

If the Participant chooses annual withdrawals, the Participant's annual Required Minimum Distribution payments calculated for the Participant's account may be made from the Participant's account or from another 403(b) Plan Funding Vehicle that the Participant maintains, pursuant to Treasury Regulations. If the Participant does not take Required Minimum Distribution payments from their account, we will assume that the Participant is taking them from another 403(b) Plan Funding Vehicle that the Participant maintains.

A. REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS DURING THE PARTICIPANT'S LIFE

Except as otherwise noted in this Subsection A, the Participant's entire interest under this Contract will be distributed, or begin to be distributed, no later than the Participant's Required Beginning Date. For purposes of this Subsection A the Participant's Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year the Participant reaches age 70 1/2 or (b) the calendar year the Participant retires from employment with the Employer.

If the Participant's account was purchased with a direct transfer of funds from another 403(b) Plan Funding Vehicle and the Participant has informed us at the time of purchase of the amount of the Participant's December 31, 1986 account balance transferred to this Contract, then payments of the amount of the Participant's December 31, 1986 account balance transferred to this Contract must begin by age 75.

The Participant's Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over the Participant's life, or the lives of the Participant and the Participant's named Beneficiary, or a period certain not extending beyond the Participant's life expectancy, or the joint and last survivor expectancy of the Participant and the Participant's named Beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.

Manner of Payment

The Participant may satisfy the Required Minimum Distribution rules by applying any portion of their entire interest under the Certificate to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6, or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after your Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&A-14 of Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of §1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of your interest under the Certificate must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

(a) the quotient obtained by dividing the Participant's interest under the Certificate (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using your attained age as of your birthday in the calendar year for which the distribution is required; or

(b) if the Participant's sole designated Beneficiary for the calendar year for which the distribution is required is your spouse, the quotient obtained by dividing the Participant's interest under the Certificate (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the Participant's respective attained ages as of the Participant's respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Participant's account on an irrevocable basis, the Participant's entire interest under the Certificate as of any valuation date includes the dollar amount credited under the Participant's account plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Participant's account.

B. REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS AFTER THE PARTICIPANT'S DEATH

(a) *Death On or After Lifetime Required Minimum Distribution Payments Begin.* If the Participant dies on or after lifetime Required Minimum Distribution payments begin, the remaining portion of the Participant's interest under this Contract will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under the Participant's account.

(b) *Death Before Lifetime Required Minimum Distribution Payments Begin.* If the Participant dies before lifetime Required Minimum Distribution payments begin, the Participant's entire interest will be distributed at least as rapidly as follows:

(1) If the Participant's Beneficiary is an individual other than the Participant's surviving spouse as described in the immediately following paragraph, the Participant's entire interest under this Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the Participant's death. In the alternative, the Beneficiary may elect to take distribution of the Participant's entire interest under this Contract in accordance with this Subsection B, paragraph (b)(3) below.

(2) If the Participant's sole Beneficiary is the Participant's surviving spouse, the Participant's entire interest under this Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70 1/2 if later), over such surviving spouse's life. In the alternative, the Participant's surviving spouse may elect to take distribution of the Participant's entire interest under this Contract in accordance with this Subsection B, paragraph (b)(3) below. If the Participant's surviving spouse dies before these required distributions commence to him or her, the Participant's remaining interest under this Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's surviving spouse's death, over the Participant's spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the Participant's spouse. In the alternative, that Beneficiary may elect to take distribution of the Participant's entire interest under this Contract in accordance with this Subsection B, paragraph (b)(3) below. If the Participant's surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under the Participant's account.

(3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the Participant's surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Subsection B, paragraph (b)(2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to the surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Subsection B and reduced by 1 for each subsequent year.

(c) For purposes of paragraphs (a) and (b) of this Subsection B above, Required Minimum Distributions are considered to commence on the Participant's Required Beginning Date defined above in Subsection A of this section or, if applicable, on the date distributions are required to begin to the Participant's surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of the Participant's interest under this Contract after the Participant's death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of the Participant's death is the quotient obtained by dividing the Participant's interest under this Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of the Participant's entire interest under this Contract in Subsection A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under this Contract on an irrevocable basis, the Participant's entire interest under this Contract as of any valuation date includes the dollar amount credited under this Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under this Contract.

SECTION 7.07-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Maturity Date or we will notify the Participant of the payout options available under this Contract.

No Maturity Date will, however, be later than the first day of the month that follows the date the Participant attains the "maximum maturity age". The current maximum maturity age will be specified in the Participant's Certificate. We may change this age in conformance with applicable law.

SECTION 7.08-CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or (B) Contributions made before such change which are applied to provide an Annuity Benefit.

SECTION 7.09-SPOUSAL ANNUITY AND CONSENT RULES

This section applies if the Plan is subject to ERISA.

If the Participant is married, payments will be made in the form of a qualified Joint and Survivor Annuity as defined in Section 417(b) of the Code. If the Participant is not married, payments will be made in the "Normal Form" of Annuity (as described in Part VII of this Contract), unless the Participant elects otherwise as described in this section. If the Participant is married and dies before payments have begun, payments will be made to the Participant's surviving spouse in the form of a Life Annuity unless at the time of the Participant's death there was a contrary election made pursuant to this section. However, the Participant's surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan.

The Participant may elect pursuant to the Plan and ERISA not to have payments made in the form of a qualified Joint or Survivor annuity or Life Annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to the Participant's spouse upon the Participant's death, the Participant's spouse may elect in accordance with the Plan and ERISA for a Beneficiary other than the spouse to receive payments.

If the Participant does not attain age 35 by the end of the current Plan year, the Participant may make a special election to name a Beneficiary other than the spouse to receive payment of the value of the Participant's interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which the Participant attains age 35. The elections will cease to be effective as of the first day of the Plan year in which the Participant attains age 35 unless a new election naming a Beneficiary other than the spouse is made pursuant to the terms of this section.

Any such election must be consented to by the Participant's spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate Beneficiary. However, no spousal consent will be required if the Participant can prove to the satisfaction of the Employer and us, that the Participant does not have a spouse or that the Participant cannot locate their spouse. Also, if the Participant has become legally separated from their spouse or has been abandoned (within the meaning of local law) and has a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a Beneficiary other than the Participant's spouse must be consented to by the Participant's spouse and any election made under this paragraph to waive the spouse's benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of Beneficiary will require new spousal consent.

The provisions requiring spousal consent in this section will also apply with regard to the Participant's election to take any in-service withdrawal under the terms of the Plan and will also apply to withdrawals for loans as described in the section on "Loans". A spouse's written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal or loan, unless the Participant can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, the Participant may choose to make payment in a single sum rather than in the form of a qualified Joint and Survivor Annuity or the "Normal Form" of Annuity as described in Part VII of this Contract. Upon any payment made pursuant to this section, we will be released from any and all liability for payment with respect to the Annuity Account Value.

SECTION 7.10-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit would be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest of [6%] or the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar contracts. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed [$200]. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$2,000] or would result in an initial payment of less than [$20], we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

PART VIII – PARTICIPANT ACCOUNTS; FORFEITURE ACCOUNT

SECTION 8.01-PARTICIPANT ACCOUNTS

The Employer will specify each Participant for whom an account is to be maintained under this Contract. The Employer will also specify by Participant each Contribution being remitted, the source, if applicable, to which each Contribution relates, and the allocation by source of such Contribution among the Investment Options. The terms of the section "Guaranteed Interest Option-Conditions", the section "Variable Investment Options/ Accumulation Units and Unit Values".

Subject to the terms of the Plan and the restrictions on distributions stated in the section "Restrictions on Distributions", we will at the Employer's request terminate a Participant's participation under this Contract by paying the Annuity Account Value (less any applicable withdrawal charge) to the Participant. This right will be exercised only if (i) no initial Contributions have been received on the Participant's behalf within 120 days of the Participation Date under the Certificate, (ii) there have been no on-going Contributions received on behalf of the Participant during the last three completed Participation Years, and the Annuity Account Value is less than [$500], or (iii) a partial withdrawal is made that would result in the Annuity Account Value of the Participant's account falling below [$500].

The designations or maintenance of any account under this Contract shall not give any Participant, or Beneficiary of the Participant, or any other person any right or interest specific to the assets invested in the Investment Options of the Contract unless so specifically provided by the provisions of this Contract.

If so specified in the Application, the Employer may not make withdrawals from or terminate a Participant account without the Participant's written consent other than as provided in the section "Forfeitures/Forfeiture Account".

SECTION 8.02-FORFEITURES/FORFEITURE ACCOUNT

All or a portion of amounts attributable to Employer Contributions, which are non-vested may be subject to forfeiture under the Plan.

The Employer will inform us if the Annuity Account Value of a Participant's account is to be reduced as a result of a forfeiture pursuant to the terms of the Plan. The amount of such reduction will be withdrawn from the Participant's account, without a withdrawal charge, and held in the forfeiture account. However, if the Employer transfers such amount to another provider, the withdrawal will be subject to the applicable withdrawal charge as specified in the Application. We also reserve the right to impose a transfer charge for any such transfer.

The forfeiture account will be an unallocated account under this Contract and maintained in the Guaranteed Interest Option. Amounts in the forfeiture account will be reallocated on an annual basis to the remaining Participants as reported in writing to us by the Employer. We will reallocate these amounts in accordance with the Participant's investment allocations on record. Unless otherwise directed by the Employer, such reallocation will be made as soon as practicable after our receipt of directions from the Employer.

PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V "Distributions and Death Benefits" may be subject to a withdrawal charge as specified in the Application. Withdrawals from any forfeiture account are also subject to such withdrawal charge if not reallocated to the Participants.

The years of participation under a Prior Contract or Certificate, if applicable, may be included for purposes of determining the withdrawal charge.

The withdrawal charge will be reduced to the extent required to comply with any applicable state law.

We reserve the right to reduce or waive the withdrawal charge upon such events specified in the Application.

If the Plan is subject to a withdrawal charge then, a "Free Withdrawal Amount" will apply as follows:

"Free Withdrawal Amount," means an amount equal to 10% of the Annuity Account Value minus the total of all prior withdrawals (and associated withdrawal charges) in the current Participation Year minus any amount in the Loan Reserve Account without incurring a withdrawal charge. The free withdrawal amount when applicable may be changed but it will always be a percentage between 0% and 30%.

Except as provided in the section "Early Withdrawal Charge", amounts withdrawn by the Employer upon termination of the Contract are subject to any applicable withdrawal charge.

SECTION 9.02-THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. This charge, if any, will be specified in the Application and will not be less than $25 or greater than $65.

SECTION 9.03-PLAN OPERATING EXPENSE

If we are instructed by the Employer or the Employer's Designee to withdraw a Plan Operating Expense from the Participant's account, we will withdraw the specified amount on the last Business Day of each calendar quarter, or at any other time to which we agree, and remit the proceeds in accordance with instructions from the Employer or the Employer's Designee. Such instructions may be given by the Participant in the absence of instructions from the Employer or the Employer's Designee, in which event we will remit the proceeds to the Plan's duly authorized administrator. AXA Equitable shall have no responsibility for determining that this fee is necessary and proper under the terms of the Plan.

Withdrawals in accordance with this paragraph are not considered withdrawals for purposes of the Sections of the Contract, "General Withdrawals and "Withdrawal Charges".

SECTION 9.04-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

Enhanced Death Benefit Charge

If the Participant elects the Enhanced Death Benefit the charge will be a percentage of the Annuity Account Value not to exceed .15%. This charge will be deducted on each Participation Date anniversary pro rata from the Guaranteed Interest Option and Variable Investment Options.

Administrative Charge

As of each Processing Date, we will deduct administrative charges related to the administration and/or distribution of the Certificate from the Annuity Account Value. Such Charges, if any, are shown in the Application. The amount of any such Charge may be increased to a maximum of $65 in accordance with the section "Changes".

The Administrative Charge, if applicable, will be deducted pro rata from the Guaranteed Interest Option and Variable Investment Options. Also, the charge will be prorated for the Participation Year or portion thereof in which the Participation Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit.

We have the right to change the amount of the charges with respect to future Contributions. We will give the Employer and the Participant advance notice of any such change.

SECTION 9.05-TRANSFER AND LOAN CHARGES

We reserve the right to impose a charge with respect to any of the following

1) establishing and administration of a loan;
2) any transfer among Variable Investment Options (after the number of such transfers indicated in the section "Transfer Rules")

The amount of the charge, if any, will be set forth in the Application.

SECTION 9.06-SEPARATE ACCOUNT CHARGE

Net Assets of the Separate Account will be subject to a daily asset charge at an annual charge as specified in the Application.

SECTION 9.07-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative the Employer may direct us to deduct such charge from Participant accounts. Such charges will be mutually agreed upon by the Employer and us.

SECTION 9.08-APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes, that may apply in the Participant's state of residence. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII "Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions as described in "Contributions, Allocations and Discontinuance" or withdrawals as described in "General Withdrawals".

SECTION 9.09-CHANGES

In addition to our right to reduce or waive charges as described in this Part IX of this Contract, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to (a) any maximum amount provided in this Part IX and (b) with respect to withdrawal and administrative charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis. We also reserve the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX or the Application, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.

Part X - UNALLOCATED ACCOUNT:

SECTION 10.01-UNALLOCATED ACCOUNT

Subject to the conditions set forth in this section, we will accept transfers of cash into this Contract; we do not accept in-kind asset transfers from a prior funding vehicle. When we receive cash transferred from a prior funding vehicle, the transferred amount will be credited as one lump sum to the Plan's Unallocated Account. Any amount held in the Plan's Unallocated Account becomes part of our Guaranteed Interest Option and will be credited with interest at the rate applicable to amounts held in the Guaranteed Interest Option. The transferred amount will remain in the Plan's Unallocated Account until we have received all the information we require, including properly completed forms, to effect a transfer from the Plan's Unallocated Account to a Participant's account. With respect to each Participant, we will allocate amounts to each Participant's account only after the Employer provides instructions that are acceptable and necessary in order to complete the allocation process. We reserve the right to limit the period during which such instructions may be received to no more than 10 days from the initial transfer into the Plan Unallocated Account and to return funds to the Employer for which transfer information has not been timely received in good order. Under no circumstances will we be required to transfer to Participant accounts an amount in aggregate greater than the amount deposited by the Employer plus such interest as we credited to the Unallocated Account, unless otherwise expressly agreed upon between the Employer and us.

The Employer is solely responsible for effectuating the asset transfer in accordance with all applicable laws and regulations.

For purposes of this Part X of the Contract, we will not accept any rollover amounts described in section 403(b)(8) of the code from the employee to be deposited into the Unallocated Account. Once the employee becomes a Participant such amount can be rolled over directly into the Participant's investments options.

PART XI – GENERAL PROVISIONS

SECTION 11.01-CONTRACT

This Contract and the Application constitute the entire contract between the parties and will govern with respect to our rights and obligations.

This Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and signed by one of our authorized officers. In addition to the rights of change reserved by us as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

We are under no obligation or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law or (b) to administer the Plan, including without limitation, any provisions required by any applicable law.

Subject to our approval, the Employer may designate another person to exercise rights under the Contract.

SECTION 11.02-STATUTORY COMPLIANCE

We reserve the right to amend the terms of the Contract and any contract thereunder without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the terms of the Contract and any contract thereunder to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, so that the Contract will continue to be an annuity contract under section 403(b) of the Code.

No amendment to the terms of the Contract may vest in any Employer any interest or control over any assets of the Plan invested in this Contract or cause any such assets to be used for or diverted to, purposes other than the exclusive benefit of Plan Participants or their Beneficiaries.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable federal and/or state law.

SECTION 11.03-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option for up to six months while the Participant is living.

SECTION 11.04-NONTRANSFERABILITY, ASSIGNMENTS, NONFORFEITABILITY

The Participant may not transfer the entire interest under this Contract. This Contract is intended to be nontransferable within the meaning of Section 401(g) of the Code.

No portion of the Participant's interest in this Contract or the Participant's rights under the Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or be security for the performance of an obligation.

No amount payable under this Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee. The foregoing will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order as defined in section 414(p) of the Code.

The Participant's entire interest under this Contract is nonforfeitable except as otherwise provided in the section "Forfeitures/Forfeiture Account".

It is impossible, prior to the satisfaction of all liabilities with respect to the Participant and the Participant's Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participant and the Participant's Beneficiaries under the Plan.

SECTION 11.05-SEPARATE ACCOUNTING ON NOTIFICATION OF DISQUALIFICATION OF THE PLAN OR CONTRACT

If we are informed in documentation acceptable to us that the Plan fails to qualify or no longer qualifies as a 403(b) plan, or that this Contract fails to qualify or no longer qualifies in whole or in part as a 403(b) Plan Funding Vehicle, we will separately account for the amounts under the Contract which are not qualified. We will have the right to terminate this Contract. As agreed with the Employer or the Employer's Designee, we will terminate the Employer's Plan participation under the Contract and pay the amounts held in the Investment Options with respect to the Plan, or (ii) transfer the amounts held in the Investment Options to another contract agreed to by the Participant's Employer and us.

However, we may also, at the Participant's request, transfer or roll over the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

SECTION 11.06-EMPLOYER'S RESPONSIBILITY

The Employer will have responsibility for the administration of the Plan, Contributions, authorization of payments and other distributions hereunder. We will deal with the Employer in accordance with the terms and conditions of this Contract. We shall make no payment without written consent from the Employer, and we will be fully discharged of any liability therefore to the extent such payments are made pursuant to such direction from the Employer or Participant.

SECTION 11.07-PLAN STATUS

If the Plan is subject to ERISA, all requests for rollovers, qualified domestic relations orders, changes of Maturity Date, withdrawals, loans, Participant terminations or death benefit payments must be made or approved by the Employer on behalf of the affected Participant.

If the Plan is not subject to ERISA, unless otherwise provided in this Contract, and unless otherwise required by the Code all requests described in the preceding paragraph may be made by the Participant unless the Employer instructs otherwise.

The Employer reports to us on the Application if the Plan is subject to ERISA and we will rely on such report.

The Employer will notify us in writing of any changes in the ERISA Plan status. We will effect such changes as soon as practicable.

SECTION 11.08-TERMINATION OF THE CONTRACT

The Employer may terminate this Contract at any time by written notice in a form acceptable to us or by failing to make the required minimum aggregate Contribution under the section "Contributions", if applicable. In either event we will require the Employer to provide us with directions, for transfer of the entire amount held under the Contract (subject to any applicable withdrawal charge) to another contract or custodial account as provided in the section "General Withdrawals". In the event that Participant consent is required as stated in the Application to terminate a Participant account, the Contract may be terminated only as to Participants whose written consents have been received by us; with respect to each Participant Account for which we have not received such consent, all the terms and conditions of this Contract applicable to Participant accounts will continue to apply except that no additional Contributions may be made and we may rely solely on the instructions provided by the Participant without regard to the Employer or any terms of the Plan that are not expressly set forth in this Contract. The Contract will also terminate when Contributions are discontinued and the Annuity Account Value with respect to each Participant is zero.

SECTION 11.09-MANNER OF PAYMENT

Unless the Employer and we agree otherwise, all amounts paid to or from this Contract are payable by check in United States dollars.

SECTION 11.10-REPORTS AND NOTICES

At least once each year until the Maturity Date, we will furnish each Participant with a report showing for each Investment Option the Annuity Account Value and for each Variable Investment Option the number of Accumulation Units for each Variable Investment Option.

The terms of this Contract which require us to send a report or any written notice will be satisfied by our mailing any such report or notice to the Employer or Participant's last known address as shown in our records. Notifications of rules in effect and other matters of general applicability to this contract may be included in the product prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or Participant.

All written notices sent to us will not be effective until received in good order during a Business Day at the Processing Office.

SECTION 11.11–CONTRACT HOLDER'S RESPONSIBILITY

If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between us and said trustee and adopted by the Employer, such trustee will have no responsibility for Contributions or any payments or other distributions under the Plan or Contract or for the administration of the Plan or Contract. In addition, we will deal with such trustee in accordance with the terms and conditions of the trust agreement pursuant to which the trustee agreed to act as such and in such manner as the trustee and we agree, without the consent of any other person.

TABLE OF GUARANTEED ANNUITY PAYMENTS

[Amount of Annuity Benefit payable monthly on the Life Annuity Form with Ten* Years Certain provided by application of $1,000.

Ages	Monthly Income Unisex	Ages	Monthly Income Unisex
60	3.48	78	4.94
61	3.53	79	5.05
62	3.59	80	5.18
63	3.65	81	5.35
64	3.71	82	5.53
65	3.78	83	5.73
66	3.84	84	5.94
67	3.91	85	6.17
68	3.99	86	6.40
69	4.06	87	6.65
70	4.15	88	6.90
71	4.23	89	7.16
73	4.41	91	7.67
74	4.51	92	7.94
75	4.61	93	8.23
76	4.71	94	8.53
77	4.82	95	8.86

*At age 80 and over, the rates are adjusted so that the certain period does not exceed life expectancy. See Data Page for Period Certain tables for ages 80 and older.

Amount of Annuity Benefit payable monthly on the Joint and Survivor Life Annuity form (with 100% of the amount of the Annuitant's payment continued to the Annuitant's spouse) provided by an application of $1,000

Age	60	61	62	63	64	65	66	67	68	69	70
60	3.10	3.12	3.14	3.15	3.17	3.19	3.20	3.22	3.24	3.25	3.27
61		3.14	3.16	3.18	3.19	3.21	3.23	3.25	3.27	3.28	3.30
62			3.18	3.20	3.22	3.24	3.26	3.28	3.29	3.31	3.33
63				3.22	3.24	3.26	3.28	3.30	3.32	3.34	3.36
64					3.26	3.29	3.31	3.33	3.35	3.37	3.39
65						3.31	3.33	3.36	3.38	3.40	3.42
66							3.36	3.38	3.41	3.43	3.45
67								3.41	3.44	3.46	3.49
68									3.46	3.49	3.52
69										3.52	3.55
70											3.58

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain or Joint and Survivor Life Annuity Form is based on 2.5% interest and mortality equal to 70% for males and 75% for females of the Annuity 2000 Mortality Table projected at 1% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30 adjusted to a unisex basis, reflecting a 20%-80% split of males and females at pivotal age 55.

Amounts required for ages or for annuity forms not shown in the above Tables or for other annuity forms will be calculated by us on the same actuarial basis.]